EXHIBIT 2.2

                      AGREEMENT AND PLAN OF REORGANIZATION

         THIS AGREEMENT (the "Plan") is made the 19th day of May, 2005, by and between Compuprint Inc., a North Carolina corporation ("CPPT"), the principal stockholders of CPPT Stockholders ("CPPT Stockholders"), Terra Insight Corporation, a Delaware corporation ("TIC"), and all of the stockholders of TIC (the "TIC Stockholders");

                              W I T N E S S E T H:

         CPPT wishes to acquire and the TIC Stockholders wish to exchange all of the outstanding common stock of TIC for common stock of CPPT in a transaction, if applicable, qualifying as a tax-free exchange pursuant to Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended; and

         WHEREAS, TIC and the TIC Stockholders seek to enter into a transaction with a company with at least $1,750,000 in readily available capital;

         NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, IT IS AGREED:

                                    Section 1
                                Exchange of Stock

         1.1 Number of Shares. The TIC Stockholders agree to transfer to CPPT at the closing (the "Closing") 100% of the outstanding shares of common stock of TIC, which are listed in Exhibit A hereof attached hereto (the "TIC Shares"), in exchange for 35,029,980 shares of the "unregistered" and "restricted" common voting stock, having a par value of $.0001, of CPPT (the "CPPT Shares"), provided that, upon Closing CPPT has a minimum of $1.75 million in net available capital, pursuant to the sale of 2,411,138 shares by CPPT, as described in
Section 1.10 below. All of the present CPPT stockholders own a total of 3,892,220 shares of CPPT post-closing.

                  The CPPT Shares to be delivered to the TIC Stockholders pursuant to this Plan have not been, and are not, registered under the Securities Act of 1933, as amended (the "Securities Act"), and, accordingly, such stock is not fully transferable except as permitted under various exemptions contained in the Securities Act, and the rules of the Securities and Exchange Commission interpreting the Securities Act. The provisions contained in this paragraph are intended to ensure compliance with the Securities Act. The certificates evidencing the CPPT Shares that the TIC Stockholders will receive shall contain substantially the following legend:

                  THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER SAID ACT, OR AN OPINION OF COUNSEL, IN FORM, SUBSTANCE AND SCOPE REASONABLY ACCEPTABLE TO THE

                  COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT.

         1.2 Delivery of Certificates. The transfer of the TIC Shares by the TIC Stockholders shall be effected by the delivery to CPPT at the Closing of stock certificates representing the transferred shares duly endorsed in blank or accompanied by stock powers executed in blank, with all signatures witnessed or guaranteed to the satisfaction of CPPT and with all necessary transfer taxes and other revenue stamps affixed and acquired at the TIC Stockholders' expense.

                  Prior to Closing, CPPT shall deliver irrevocable instructions to its transfer agent to cause its transfer agent to deliver common stock certificates for the Shares out of its authorized but unissued common stock to the TIC Stockholders, as the case may be, and when issued, such CPPT Shares shall be fully paid and nonassessable. Such stock certificates shall be delivered at the Closing.

         1.3 Further Assurances. At the Closing and from time to time thereafter, the TIC Stockholders shall execute such additional instruments and take such other action as CPPT may request in order to exchange and transfer clear title and ownership in the TIC Shares to CPPT.

         1.4 Resignation of Present Directors and Executive Officers and Designation of New Directors and Executive Officers. On Closing, all of the directors and executive officers of CPPT shall resign, in seriatim, and designate the directors and executive officers nominated by TIC, to serve in their place and stead, until the next respective annual meetings of the stockholders and Board of Directors of CPPT, and until their respective successors shall be elected and qualified or until their respective prior resignations or terminations.

         1.5 Name Change. The Board of Directors of CPPT shall adopt resolutions for an amendment to CPPT's Certificate of Incorporation to change its name "Terra Insight Corporation," subject, however, to the approval of persons owning the required number of shares of the outstanding voting securities of CPPT in accordance with the corporations laws of the State of North Carolina. The CPPT Stockholders shall approve such amendment. The name change shall be effected simultaneously with the Closing or as soon thereafter as is practicable.

         1.6 Change of Domicile. The Board of Directors of CPPT shall adopt resolutions for the change its domicile to Delaware, subject, however, to the approval of persons owning the required number of shares of the outstanding voting securities of CPPT in accordance with the corporation laws of the State of North Carolina. The CPPT Stockholders shall approve such reincorporation. Such change of domicile shall be effected simultaneously with the Closing, or as soon thereafter as is practicable.

         1.7 Assets and Liabilities of CPPT at Closing. CPPT shall have no material assets and no liabilities at Closing, and CPPT Stockholders shall indemnify and hold TIC and the TIC Stockholders harmless from, among other things, any past liabilities that may be discovered and any of the CPPT legal, accounting, professional fees, transfer agent fees and all other expenses, incurred through and including the date of Closing, whenever billed.

         1.8 Assets and Liabilities of TIC at Closing. TIC shall have no material assets and no liabilities at Closing, except as disclosed to CPPT in writing pursuant to Sections 4.4 and 4.5 of this Plan, and TIC Stockholders shall, pursuant to Sections 7.1 and 7.3 of this Plan, indemnify and hold CPPT and the CPPT Stockholders harmless from, among other things, any other past liabilities solely incurred prior to Closing that have not been disclosed and are subsequently discovered.

         1.9 Capitalization. CPPT has authorized capital of 100,000,000 shares of common stock and 1 million shares of preferred stock.

         1.10 Financing. It shall be a condition of Closing that the sum of a minimum of $1.75 million net shall be delivered to the CPPT treasury in exchange for 2,411,138 shares of common stock of CPPT for $1.75 million raised that is anticipated to be invested by institutional or accredited investors (the "Financing Shares"). Such financing shall be consummated simultaneously with the Closing.

         1.11 Registration Statement. After the Closing, CPPT shall file a registration statement that includes the resale of all of the shares of common stock held by the institutional investors in the financing described in Section
1.10 above.

         1.12 Continuing Obligations. The parties shall cooperate with each other in CPPT's federal reporting obligations.

                                    Section 2
                                     Closing

         The Closing contemplated by Section 1.1 shall be held at the offices of Law Offices of Dan Brecher, 99 Park Avenue, 16th Floor, New York, New York 10016, on or before May 19, 2005, unless another place or time is agreed upon in writing by the parties. The Closing may be accomplished by wire, express mail or other courier service, conference telephone communications or as otherwise agreed by the respective parties or their duly authorized representatives.

                                    Section 3
          Representations and Warranties of CPPT and CPPT Stockholders

         CPPT and the CPPT Stockholders represent and warrant to, and covenant with, the TIC Stockholders and TIC as follows:

         3.1 Corporate Status. CPPT is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina. The Company does not have any subsidiaries. CPPT is licensed or qualified as a foreign corporation in all states in which the nature of its business or the character or ownership of its properties makes such licensing or qualification necessary. CPPT is a publicly held company, having previously and lawfully offered and sold a portion of its securities in accordance with applicable federal and state securities laws, rules and regulations. CPPT is a "reporting issuer," as that term is defined under the Securities Exchange Act of 1934 (the "Exchange Act"), as amended, and the rules and regulations promulgated thereunder by the Securities and Exchange Commission; CPPT is "current" in the filing of all reports required to be filed by it under the Exchange Act; and such reports are true and correct in every material respect. There is presently no public market for these or any other securities of CPPT; however, its common stock is listed on the OTC Bulletin Board of the National Association of Securities Dealers, Inc. (the "OTCBB") under the symbol "CPPT."

         3.2 Capitalization. The authorized capital stock of CPPT consists of 100,000,000 shares of common stock, having a par value of $0.0001 per share, and 1,000,000 shares are classified as "blank check" preferred stock. CPPT will have 3,892,220 shares outstanding on the Closing, all fully paid and non-assessable, and, with the sale of the Financing Shares, and the issuance of 35,029,980 shares to the TIC stockholders in acquiring their TIC stock, CPPT would have a total of 41,333,338 shares issued and outstanding after the Closing. CPPT has no shares of preferred stock presently issued or outstanding. Other than as set forth herein, and in the Stock Purchase Agreement signed by investors in connection with the purchase of the Financing Shares, there are no outstanding options, warrants or calls pursuant to which any person has the right to purchase any authorized and unissued common stock or preferred stock of CPPT.

         3.3 Financial Statements. The financial statements of CPPT furnished to the TIC Stockholders and TIC, consisting of audited financial statements for the periods ended December 31, 2002, December 31, 2003, and December 31, 2004, included in its Form 10-KSB and incorporated herein by reference, and unaudited financial statements for the period ended March 31, 2004, June 30, 2004 and September 2004, included in its Form 10-QSBs filing and incorporated herein by reference, are correct and fairly present the financial condition of CPPT at such dates and for the periods involved; such statements were prepared in accordance with generally accepted accounting principles consistently applied, and no material change has occurred in the matters disclosed therein, except as set forth in Section 3.5 or in Schedule 3.3. Such financial statements do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. CPPT has had no operations, as shown therein, and, as of this date has, and as of the date of closing shall have, no debts or other obligations, including, but not limited to, taxes, transfer agent fees, attorney's fees, accounting fees, rent, wages, printing or mailing costs, insurance or any other claims or liabilities, whether disclosed or undisclosed.

                  Sherb & Co., LLP has expressed its opinion with respect to the audited financial statements which form a part of the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004, and is an independent registered public accounting firm as required by the federal securities laws and the rules and regulations thereunder.

         3.4 Undisclosed Liabilities. CPPT has no liabilities of any nature, whether accrued, absolute, contingent or otherwise, including, without limitation, tax liabilities and interest due or to become due. None are reflected or reserved against in its balance sheets, whether accrued, absolute, contingent or otherwise, including, without limitation, tax liabilities and interest due or to become due.

         3.5 Interim Changes. Since the date of its balance sheets, there have been no (1) changes in financial condition, assets, liabilities or business of CPPT; (2) damages, destruction or losses of or to property of CPPT, payments of any dividend or other distribution in respect of any class of stock of CPPT, or any direct or indirect redemption, purchase or other acquisition of any class of any such stock; or (3) obligations of any kind incurred as to anyone, including, but not limited to compensation, retirement benefits or other commitments to employees, except the removal of liabilities and assets as disclosed in Schedule 3.5.

         3.6 Title to Property. CPPT had good and marketable title to all properties and assets, real and personal, reflected in its balance sheets, and the properties and assets of CPPT are subject to no mortgage, pledge, lien or encumbrance, and no default exists.

         3.7 Litigation. There is no litigation or proceeding pending, or to the knowledge of CPPT, threatened, against or relating to CPPT, its properties or business. Further, no officer, director or person who may be deemed to be an affiliate of CPPT is party to any material legal proceeding which could have an adverse affect on CPPT (financial or otherwise), and none is party to any action or proceeding wherein any has an interest adverse to CPPT.

         3.8 Books and Records. From the date of this Plan to the Closing, CPPT will (1) give to the TIC Stockholders and TIC or their respective representatives full access during normal business hours to all of its offices, books, records, contracts and other corporate documents and properties so that the TIC Stockholders and TIC or their respective representatives may inspect and audit them; and (2) furnish such information concerning the properties and affairs of CPPT as the TIC Stockholders and TIC or their respective representatives may reasonably request, including, but not limited to, any filings with the OTCBB and the Pink Sheets, CUSIP applications, stock transfer records, and beneficial ownership information.

         3.9 Tax Returns. CPPT has filed all federal and state income or franchise tax returns required to be filed or has received currently effective extensions of the required filing dates.

         3.10 Confidentiality. Until the Closing (and thereafter if there is no Closing), CPPT and its representatives will keep confidential any information which they obtain from the TIC Stockholders or from TIC concerning the properties, assets and business of TIC. If the transactions contemplated by this Plan are not consummated by May 19, 2005, CPPT will return to TIC all written matter with respect to TIC obtained by CPPT in connection with the negotiation or consummation of this Plan.

         3.11 Investment Intent. CPPT is acquiring the TIC Shares to be transferred to it under this Plan for investment and not with a view to the sale or distribution thereof, and CPPT has no commitment or present intention to liquidate TIC or to sell or otherwise dispose of the TIC Shares.

         3.12 Corporate Authority. CPPT has full corporate power and authority to enter into this Plan and to carry out its obligations hereunder and thereunder and will deliver to the TIC Stockholders and TIC or their respective representatives at the Closing a certified copy of resolutions of its Board of Directors authorizing execution of this Plan by its officers and performance thereunder, and the sole director adopting and delivering such resolutions is the duly elected and incumbent director of CPPT.

         3.13 Due Authorization. Execution of this Plan and performance by CPPT hereunder and thereunder have been duly authorized by all requisite corporate action on the part of CPPT, and this Plan constitutes a valid and binding obligation of CPPT and performance hereunder and thereunder will not violate any provision of the Articles of Incorporation, Bylaws, agreements, mortgages or other commitments of CPPT.

         3.14 Environmental Matters. CPPT has no knowledge of any assertion by any governmental agency or other regulatory authority of any environmental lien, action or proceeding, or of any cause for any such lien, action or proceeding related to the business operations of CPPT. In addition, to the best knowledge of CPPT, there are no substances or conditions which may support a claim or cause of action against CPPT or any of its current or former officers, directors, agents or employees, whether by a governmental agency or body, private party or individual, under any Hazardous Materials Regulations. "Hazardous Materials" means any oil or petrochemical products, PCB's, asbestos, urea formaldehyde, flammable explosives, radioactive materials, solid or hazardous wastes, chemicals, toxic substances or related materials, including, without limitation, any substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," or "toxic substances" under any applicable federal or state laws or regulations. "Hazardous Materials Regulations" means any regulations governing the use, generation, handling, storage, treatment, disposal or release of hazardous materials, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act and the Federal Water Pollution Control Act.

         3.15 Access to Information Regarding TIC. CPPT acknowledges that it has been delivered copies of what has been represented to be documentation containing all material information respecting TIC and its present and contemplated business operations, potential acquisitions, management and other factors; CPPT further acknowledges that it has had a reasonable opportunity to review such documentation and discuss it, to the extent desired, with its legal counsel; opportunity to visit operational sites relevant to TIC's business, and to ask questions of and receive responses from the directors and executive officers of TIC, and with the legal and accounting firms of TIC, with respect to such documentation; and that to the extent requested, all questions raised have been answered and documents requested have been provided to CPPT to its complete satisfaction.

         3.16 Compliance with Laws. CPPT is and has been in compliance in all material respects with all laws, rules, regulations, orders, judgments or decrees that are applicable to it, the conduct of its business as presently conducted and as proposed to be conducted, and the ownership of its property and assets (including, without limitation, laws related to occupational safety, health, wage and hour, and employment discrimination), and CPPT is not aware of any state of facts, events, conditions or occurrences which may now or hereafter constitute or result in a violation of any of such laws, rules, regulations, orders, judgments or decrees or which may give rise to the assertion of any such violation, except where such violation or violations do not have a material adverse effect. All required reports and filings with governmental authorities have been properly made as and when required, except where the failure to report or file would not, individually or in the aggregate, have a material adverse effect. In addition, CPPT is in compliance in all material respects with the provisions of the Sarbanes-Oxley Act of 2002.

         3.17 Material Contracts. All contracts, agreements, instruments, leases, licenses, arrangements, understandings or other documents to which CPPT is a party or by which it may be bound which are required to be filed as exhibits to filings with the SEC have been so filed (the "Material Contracts"). The Material Contracts that have been filed as exhibits are complete and correct copies of the contracts, agreements, instruments, leases, licenses, arrangement, understanding or other documents of which they purport to be copies. The Material Contracts are valid and in full force and effect as to CPPT, and, to CPPT's best knowledge, to the other parties thereto. CPPT is not in violation of, or default under (and there does not exist any event or condition which, after notice or lapse of time or both, would constitute such a default under), the Material Contracts, except to the extent that such violations or defaults, individually or in the aggregate, could not reasonably be expected to (a) affect the validity of this Plan, (b) have a material adverse effect, or (c) impair the ability of CPPT to perform fully on a timely basis any material obligation which CPPT has or will have under this Plan. To CPPT's best knowledge, none of the other parties to any Material Contract are in violation of or default under any Material Contract in any material respect. CPPT has not received any notice of cancellation or any written communication threatening cancellation of any Material Contract by any other party thereto. CPPT is not a party to and is not bound by any contract, agreement or instrument, or subject to any restriction under its certificate of incorporation, by-laws or other governing documents that would have a material adverse effect.

         3.18 No Integrated Offering. CPPT, nor any of its affiliates, nor any person acting on its or their behalf, has directly or indirectly made any offers or sales in any security or solicited any offers to buy any security under circumstances that would require registration under the Securities Act of the issuance of the CPPT Shares. The issuance of the CPPT Shares will not be integrated with any past issuance of CPPT's securities for purposes of the Securities Act.

         3.19 Internal Controls. CPPT maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations,
(ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. CPPT has established disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for CPPT and designed such disclosure controls and procedures to ensure that material information relating to CPPT is made known to the certifying officers by others within those entities, particularly during the period in which CPPT's most recently filed period report under the Exchange Act, as the case may be, is being prepared. CPPT's certifying officers have evaluated the effectiveness of its controls and procedures as of a date within 90 days prior to the filing date of the most recently filed periodic report under the Exchange Act (such date, the "Evaluation Date"). CPPT presented in its most recently filed periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. Since the Evaluation Date, there have been no significant changes in CPPT's internal controls (as such term is defined in Item 307(b) of Regulation S-K) or, to CPPT's knowledge, in other factors that could significantly affect the Company's internal controls. CPPT maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP and the applicable requirements of the Exchange Act.

         3.20 Subsidiaries. CPPT does not have any subsidiaries, nor does it control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association.

         3.21 Duty to Make Inquiry. To the extent that any of the representations or warranties in this Section 3 are qualified by "knowledge" or "belief," CPPT represents and warrants that it has made due and reasonable inquiry and investigation concerning the matters to which such representations and warranties relate, including, but not limited to, diligent inquiry by its directors, officers and key personnel.

                                    Section 4
                Representations, Warranties and Covenants of TIC

         TIC and the TIC Stockholders represent and warrant to, and covenants with, the CPPT Stockholders and CPPT as follows:

         4.1 TIC Shares. The TIC Stockholders are the record and beneficial owners of all of the TIC Shares listed in Exhibit A. Exhibit A correctly sets forth the names, addresses and the number of TIC Shares owned by the TIC Stockholders. All TIC Shares outstanding are fully paid and non-assessable, free and clear of adverse claims of third parties.

         4.2 Corporate Status. TIC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. TIC is licensed or qualified as a foreign corporation in the State of New York and knows of no other state in which the present nature of its business or the character or ownership of its properties makes such licensing or qualification necessary in such state at present.

         4.3 Capitalization. The authorized capital stock of TIC consists of 50,000,000 shares, having a par value of $0.0004 per share, of which 45,000,000 shares are classified as common stock and 5,000,000 shares are classified as "blank check" preferred stock. TIC has 10,000,000 shares of common stock outstanding, all fully paid and non-assessable, and TIC has no shares of preferred stock issued or outstanding. There are no outstanding options, warrants or calls pursuant to which any person has the right to purchase any authorized and unissued common stock or preferred stock of TIC, other than the present employee options in employment contracts for the three existing shareholders of TIC, copies of which agreements have been provided to CPPT.

         4.4 Financial Statements. The financial statements of TIC (the "TIC Financial Statements") furnished to CPPT, consisting of unaudited financial statements for the period from inception to March 31, 2005, are correct and fairly present the financial condition of TIC as of these dates and for the periods involved. A substantial portion of the receivables shown therein have not been paid and may not be paid to TIC. The TIC Financial Statements do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. TIC Financial Statements will be prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods covered thereby, will fairly present the financial condition, results of operations and cash flows of TIC as of the respective dates thereof and for the periods referred to therein, and will comply as to form with the applicable rules and regulations of the SEC for inclusion of such TIC Financial Statements in CPPT's filings with the SEC as required by the Exchange Act and are consistent with the books and records of TIC; provided, however, that the TIC Financial Statements are subject to normal year-end adjustments (which will not be material).

         4.5 Undisclosed Liabilities. Except as set forth in Exhibit D, TIC has no material liabilities of any nature except to the extent reflected or reserved against in the TIC Financial Statements, whether accrued, absolute, contingent or otherwise, including, without limitation, tax liabilities and interest due or to become due.

         4.6 Interim Changes. Except as set forth in Exhibit D, since the date of the TIC Financial Statements, there have been no (1) changes in the financial condition, assets, liabilities or business of TIC, in the aggregate, that have been materially adverse, except that, a substantial amount of the receivables shown therein have not been paid and may not be paid, as previously discussed with CPPT; (2) damages, destruction or loss of or to the property of TIC, payment of any dividend or other distribution in respect of the capital stock of TIC, or any direct or indirect redemption, purchase or other acquisition of any such stock; or (3) increases paid or agreed to in the compensation, retirement benefits or other commitments to its employees.

         4.7 Title to Property. TIC has good and marketable title to all properties and assets, real and personal, proprietary or otherwise, reflected in these balance sheets, and the properties and assets of TIC are subject to no mortgage, pledge, lien or encumbrance with respect to which no default exists.

         4.8 Litigation. Except as set forth in Exhibit D, there is no litigation or proceeding pending, or to the knowledge of TIC, threatened, against or relating to TIC or its properties or business. Further, no officer, director or person who may be deemed to be an affiliate of TIC is party to any material legal proceeding which could have an adverse effect on TIC (financial or otherwise), and none is party to any action or proceeding wherein any has an interest adverse to TIC.

         4.9 Books and Records. From the date of this Plan to the Closing, TIC will (1) give to CPPT and its representatives full access during normal business hours to all of its offices, books, records, contracts and other corporate documents and properties so that CPPT may inspect and audit them; and (2) furnish such information concerning the properties and affairs of TIC as CPPT may reasonably request.

         4.10 Tax Returns. TIC has filed all federal, foreign and state income or franchise tax returns required to be filed or has received currently effective extensions of the required filing dates.

         4.11 Confidentiality. Until the Closing (and continuously if there is no Closing), TIC, the TIC Stockholders and their representatives will keep confidential any information which they obtain from CPPT concerning its properties, assets and business. If the transactions contemplated by this Plan are not consummated by May 19, 2005, TIC and the TIC Stockholders will return to CPPT all written matter with respect to CPPT obtained by them in connection with the negotiation or consummation of this Plan.

         4.12 Investment Intent. The TIC Stockholders are acquiring the shares to be exchanged and delivered to them under this Plan for investment and not with a view to the sale or distribution thereof, and the TIC Stockholders have no commitment or present intention to liquidate the Company or to sell or otherwise dispose of the CPPT shares. The TIC Stockholders shall execute and deliver to CPPT on the Closing an Investment Letter attached hereto as and incorporated herein by reference, acknowledging the "unregistered" and "restricted" nature of the shares of CPPT being received under the Plan in exchange for the TIC Shares, and receipt of certain material information regarding CPPT.

         4.13 Corporate Authority. TIC has full corporate power and authority to enter into this Plan and to carry out its obligations hereunder and will deliver to CPPT or its representative at the Closing a certified copy of resolutions of its Board of Directors authorizing execution of this Plan by its officers and performance thereunder.

         4.14 Due Authorization. Execution of this Plan and performance by TIC hereunder have been duly authorized by all requisite corporate action on the part of TIC, and this Plan constitutes a valid and binding obligation of TIC and performance hereunder will not violate any provision of the Articles of Incorporation, Bylaws, agreements, mortgages or other commitments of TIC.

         4.15 Environmental Matters. TIC has no knowledge of any assertion by any governmental agency or other regulatory authority of any environmental lien, action or proceeding, or of any cause for any such lien, action or proceeding related to the business operations of TIC or its predecessors. In addition, to the best knowledge of TIC, there are no substances or conditions which may support a claim or cause of action against TIC or any of its current or former officers, directors, agents, employees or predecessors, whether by a governmental agency or body, private party or individual, under any Hazardous Materials Regulations. "Hazardous Materials" means any oil or petrochemical products, PCB's, asbestos, urea formaldehyde, flammable explosives, radioactive materials, solid or hazardous wastes, chemicals, toxic substances or related materials, including, without limitation, any substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," or "toxic substances" under any applicable federal or state laws or regulations. "Hazardous Materials Regulations" means any regulations governing the use, generation, handling, storage, treatment, disposal or release of hazardous materials, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act and the Federal Water Pollution Control Act.

         4.16 Material Contracts. TIC has provided to CPPT all material contracts, agreements, instruments, leases, licenses, arrangements, understandings or other documents to which TIC is a party or by which it may be bound that are not subject to a confidentiality agreement (the "Material Contracts"). Except for Material Contracts that are subject to confidentialty , the Material Contracts that have been so provided are complete and correct copies of the contracts, agreements, instruments, leases, licenses, arrangement, understanding or other documents of which they purport to be copies. The Material Contracts are valid and in full force and effect as to TIC, and, to TIC's best knowledge, to the other parties thereto. TIC is not in violation of, or default under (and there does not exist any event or condition which, after notice or lapse of time or both, would constitute such a default under), the Material Contracts, except to the extent that such violations or defaults, individually or in the aggregate, could not reasonably be expected to (a) affect the validity of this Plan, (b) have a material adverse effect, or (c) impair the ability of TIC to perform fully on a timely basis any material obligation which TIC has or will have under this Plan. To TIC's best knowledge, none of the other parties to any Material Contract are in violation of or default under any Material Contract in any material respect. TIC has not received any notice of cancellation or any written communication threatening cancellation of any Material Contract by any other party thereto. TIC is not a party to and is not bound by any contract, agreement or instrument, or subject to any restriction under its certificate of incorporation, by-laws or other governing documents that would have a material adverse effect.

         4.17 Subsidiaries. TIC has formed Terra Resources, Inc., a Delaware corporation. TIC does not have any other present subsidiaries.

         4.18 Intellectual Property. TIC owns or has the right to use all Intellectual Property (as defined below) necessary (i) to use, manufacture, market and distribute the products manufactured, marketed, sold or licensed, and to provide the services provided, by TIC to other parties (together, the "Customer Deliverables") and (ii) to operate the internal systems of the TIC that are material to its business or operations, including, without limitation, computer hardware systems, software applications and embedded systems (the "Internal Systems"; the Intellectual Property owned by or licensed to TIC and incorporated in or underlying the Customer Deliverables or the Internal Systems is referred to herein as the "TIC Intellectual Property"). Each item of TIC Intellectual Property will be owned or available for use immediately following the Closing on substantially identical terms and conditions as it was immediately prior to the Closing. TIC has taken all reasonable measures to protect the proprietary nature of each item of TIC Intellectual Property. To the knowledge of TIC, (a) no other person or entity has any rights to any of the TIC Intellectual Property owned by TIC except pursuant to agreements or licenses entered into by TIC and such person in the ordinary course, and (b) no other person or entity is infringing, violating or misappropriating any of the TIC Intellectual Property. For purposes of this Agreement, "Intellectual Property" means all (i) patents and patent applications, (ii) copyrights and registrations thereof, (iii) computer software, data and documentation, (iv) trade secrets and confidential business information, whether patentable or unpatentable and whether or not reduced to practice, know-how, manufacturing and production processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (v) trademarks, service marks, trade names, domain names and applications and registrations therefor and (vi) other proprietary rights relating to any of the foregoing.]

         4.19 Access to Information Regarding CPPT. TIC and the TIC Stockholders acknowledge that they have been delivered copies of what has been represented to be documentation containing all material information respecting CPPT and its present and contemplated business operations, potential acquisitions, management and other factors; that they have had a reasonable opportunity to review such documentation and discuss it, to the extent desired, with their legal counsel, opportunity to ask questions of and receive responses from the directors and executive officers of CPPT, and with the legal and accounting firms of CPPT, with respect to such documentation; and that to the extent requested, all questions raised have been answered to their complete satisfaction.

         4.20 Operation of Business. Except as contemplated by this Plan, during the period from the date of this Plan to the Closing, TIC shall conduct its operations in the ordinary course of its business, consistent with past custom and practice and in compliance with all applicable laws and regulations and, to the extent consistent therewith, use its reasonable best efforts to preserve intact its current business organization, keep its physical assets in good working condition, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect.

         4.21 Duty to Make Inquiry. To the extent that any of the representations or warranties in this Section 4 are qualified by "knowledge" or "belief," TIC represents and warrants that it has made due and reasonable inquiry and investigation concerning the matters to which such representations and warranties relate, including, but not limited to, diligent inquiry by its directors, officers and key personnel.

                                    Section 5
       Conditions Precedent to Obligations of TIC and the TIC Stockholders

         All obligations of TIC and the TIC Stockholders under this Plan are subject, at their option, to the fulfillment, before or at the Closing, of each of the following conditions:

         5.1 Representations and Warranties True at Closing. The representations and warranties of CPPT and CPPT Stockholders contained in this Plan shall be deemed to have been made again at and as of the Closing and shall then be true in all material respects and shall survive the Closing.

         5.2 Due Performance. CPPT and CPPT Stockholders shall have performed and complied with all of the terms and conditions required by this Plan to be performed or complied with by it before the Closing.

         5.3 Officer's and CPPT Stockholders' Certificate. TIC and the TIC Stockholders shall have been furnished with a certificate signed by the President of CPPT and CPPT Stockholders, attached hereto as Exhibit B and incorporated herein by reference, dated as of the Closing, certifying (1) that all representations and warranties of CPPT and CPPT Stockholders contained herein are true and correct; and (2) that since the date of the financial statements (referenced in Section 3.3), there has been no material adverse change in the financial condition, business or properties of CPPT, taken as a whole.

         5.4 Opinion of Counsel of CPPT. TIC and the TIC Stockholders shall have received an opinion of counsel for CPPT, dated as of the Closing, to the effect that (1) the representations of Sections 3.1, 3.2, 3.12 and 3.13 are correct;
(2) except as specified in the opinion, counsel knows of no inaccuracy in the representations in 3.5, 3.6 or 3.7; and (3) the shares of CPPT to be issued to the TIC Stockholders under this Plan will, when so issued, be validly issued, fully paid and non-assessable.

         5.5 Assets and Liabilities of CPPT. CPPT shall have no material assets and no liabilities at Closing, and all costs, expenses and fees incident to the Plan shall have been paid.

         5.6 Resignation of Directors and Executive Officers and Designation of New Directors and Executive Officers. The present directors and executive officers of CPPT shall resign, and shall have designated nominees of TIC as directors and executive officers of CPPT to serve in their place and stead, until the next respective annual meetings of the stockholders and Board of Directors of CPPT, and until their respective successors shall be elected and qualified or until their respective prior resignations or terminations.

         5.7 Name Change of CPPT. The requirements of Section 1.5 hereof shall have been fully satisfied so that CPPT's name may be changed simultaneously with the Closing, or as soon thereafter as is practicable.

         5.8 Change of Domicile. The requirements of Section 1.6 hereof shall have been fully satisfied so that CPPT's domicile may be changed simultaneously with the Closing, or as soon thereafter as is practicable.

         5.9 Capitalization. The requirements of Section 1.9 hereof shall have been fully satisfied at Closing.

         5.10 Financing. The requirements of Section 1.10 hereof shall have been fully satisfied simultaneously with the Closing.

         5.11 Employment Agreements. All present employees of CPPT shall have resigned and their written resignations, delivered to TIC, shall include a representation that each of such former employees has no claims against CPPT or any affiliate.

                                    Section 6
                   Conditions Precedent to Obligations of CPPT

         All obligations of CPPT under this Plan are subject, at its option, to the fulfillment, before or at the Closing, of each of the following conditions:

         6.1 Representations and Warranties True at Closing. The representations and warranties of TIC and the TIC Stockholders contained in this Plan shall be deemed to have been made again at and as of the Closing and shall then be true in all material respects and shall survive the Closing.

         6.2 Due Performance. TIC and the TIC Stockholders shall have performed and complied with all of the terms and conditions required by this Plan to be performed or complied with by them before the Closing.

         6.3 Officer's Certificate. CPPT shall have been furnished with a certificate signed by the Chief Executive Officer of TIC, attached hereto as Exhibit C and incorporated herein by reference, dated as of the Closing, certifying (1) that all representations and warranties of TIC contained herein are true and correct; and (2) that since the date of the financial statements (referenced in Section 4.4), there has been no material adverse change in the financial condition, business or properties of TIC, taken as a whole.

         6.4 Opinion of Counsel of TIC. CPPT shall have received an opinion of counsel for TIC, dated as of the Closing, to the effect that (1) the representations of Sections 4.2, 4.3, 4.13 and 4.14 are correct; (2) except as specified in the opinion, counsel knows of no inaccuracy in the representations in 4.7 or 4.8; (3) the TIC Shares to be delivered to CPPT under this Plan will, when so delivered, have been validly issued, fully paid and non-assessable.

         6.5 Books and Records. The TIC Stockholders or the Board of Directors of TIC shall have caused TIC to make available all books and records of TIC, including minute books and stock transfer records; provided, however, only to the extent requested in writing by CPPT at Closing.

         6.6 Acceptance by TIC Stockholders. The terms of this Plan shall have been accepted by the TIC Stockholders by execution and delivery of a copy of the Plan and related instruments.

         6.7 Employment Agreements. Each of Ivan Railyan, Roman Rozenberg and Dan Brecher shall have executed an employment agreement reasonably satisfactory to Ivan Railyan, Roman Rozenberg and Dan Brecher as the case may be, and CPPT and TIC related to the employment of Ivan Railyan, Roman Rozenberg and Dan Brecher by TIC.

                                    Section 7
                                 Indemnification

         7.1 Indemnification by the TIC Stockholders. The TIC Stockholders shall indemnify CPPT for claims based solely on or solely arising from: :

                  (a) any material misrepresentation of the assets or liabilities of TIC contained in the TIC Financial Statements;

                  (b) any failure of any TIC Stockholder to have good, valid and marketable title to the issued and outstanding TIC Shares issued in the name of such TIC Stockholder, free and clear of all adverse claims of third parties; or

                  (c) any claim by a stockholder or former stockholder of TIC, or any other person or entity, seeking to assert, or based upon: (i) ownership or rights to ownership of any shares of stock of TIC; (ii) any rights of a stockholder, including any option, preemptive rights or rights to notice or to vote; (iii) any rights under the Articles of Incorporation or Bylaws of the Company; or (iv) any claim that his, her or its shares were wrongfully repurchased by TIC.

                  The sole remedy for any claim against the TIC Stockholders for indemnification hereunder shall be as provided for in Section 7.3 of this Plan.


         7.2 Survival of Representations and Warranties. All representations and warranties contained in Section 3 and Section 4 of this Plan shall (a) survive the Closing and any investigation at any time made by or on behalf of CPPT or the TIC Stockholders and (b) shall expire on the date one year following the Closing Date.

         7.3      Limitations on CPPT's Claims for Indemnification.

                  (a) CPPT shall not be entitled to recover, or be indemnified for, damages arising out of a material misrepresentation or breach of warranty set forth in Section 4 unless and until the aggregate of all such damages directly resulting therefrom payable by the TIC Stockholders collectively exceeds $100,000 (the "Damages Threshold"), and then, if such Damages Threshold is reached, CPPT shall only be entitled to recover from the TIC Stockholders the amount of damages that exceeds the Damages Threshold; further provided, that, in no event shall any TIC Stockholder be liable under this Section 7 for any amount that exceeds the Valuation (at the valuation level per share provided for in Section 1.10 above) of five percent (5%) of the shares of CPPT common stock that such TIC Stockholder acquires at Closing pursuant to this Plan; and further provided, that the amount of damages recoverable by CPPT under this Section 7 from the TIC Stockholders with respect to an indemnity claim shall be reduced by
(i) any proceeds received by CPPT or any present CPPT stockholder or by any purchaser in the financing described in Section 1.10 above in any sale of CPPT shares for more than the valuation for such shares provided for in Section 1.10, to the extent any such sale is for a gross amount in excess of the said valuation provided for in Section 1.10.

                  (b) Each TIC Stockholder, at its sole discretion, may elect to fulfill its obligation pursuant to this Section 7 by payment in cash or payment in the form of shares of CPPT common stock at "Market Value" (as defined below).

                  (c) For purposes of Section 7(b), "Market Value" per share of CPPT common stock is defined as the average of the bid and ask price for the twenty days preceding and the twenty days following receipt of notice of such claim for indemnification.

                  (d) A notice for indemnification shall include reasonably detailed descriptions of the damages incurred in order to compute and verify such claims for damages and the amount payable by the TIC Stockholders. Unless otherwise agreed to in writing, payments pursuant to this Section 7 shall be payable within sixty (60) days following receipt of the notice for indemnification, subject to reasonable delay in the event that the amount payable to CPPT as damages cannot be reasonable verified based on the information provided by CPPT.

                                    Section 8
                                   Termination

         Prior to Closing, this Plan may be terminated (1) by mutual consent in writing; (2) by either the sole director of CPPT or TIC and the TIC Stockholders if there has been a material misrepresentation or material breach of any warranty or covenant by the other party; or (3) by either the directors of CPPT or TIC and the TIC Stockholders if the Closing shall not have taken place, unless adjourned to a later date by mutual consent in writing, by the date fixed in Section 2.

                                    Section 9
                               General Provisions

         9.1 Further Assurances. At any time, and from time to time, after the Closing, each party will execute such additional instruments and take such action as may be reasonably requested by the other party to confirm or perfect title to any property transferred hereunder or otherwise to carry out the intent and purposes of this Plan.

         9.2 Waiver. Any failure on the part of any party hereto to comply with any of its obligations, agreements or conditions hereunder may be waived in writing by the party to whom such compliance is owed.

         9.3 Brokers. Each party represents to the other parties hereunder that no broker or finder has acted for it in connection with this Plan, and CPPT and CPPT Stockholders agree to indemnify and hold harmless TIC and the TIC Stockholders against any fee, loss or expense arising out of claims by brokers or finders employed or alleged to have been employed by CPPT and/or CPPT Stockholders.

         9.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered in person or sent by prepaid first-class registered or certified mail, return receipt requested, as follows:

If to CPPT:             Attn.:Dan Brecher, Secretary
                        Compuprint, Inc. c/o Law Offices of Dan Brecher
                        99 Park Avenue, 16th Floor
                        New York, New York 10016
                        Fax No. 212-808-4155

With a copy (which shall not constitute notice) to:

                                    Attn.:  Adam S. Gottbetter, Esq.
                                    Gottbetter & Partners, LLP
                                    488 Madison Avenue, 12th Floor
                                    New York, NY 10022
                                    Fax No. 212-400-6901

If to CPPT Stockholders:            c/o Attn.:  Adam S. Gottbetter, Esq.
                                    Gottbetter & Partners, LLP
                                    488 Madison Avenue, 12th Floor
                                    New York, NY 10022
                                    Fax No. 212-400-6901

If to TIC:                          Attn.:  Roman Rozenberg
                                    Terra Insight Corporation.
                                    c/o Law Offices of Dan Brecher
                                    99 Park Avenue, 16th Floor
                                    New York, New York 10016
                                    Fax: 212-808-4155

With a copy (which shall not constitute notice) to:

                                    Dan Brecher, Esq.
                                    Law Offices of Dan Brecher
                                    99 Park Avenue, 16th Floor
                                    New York, New York 10016
                                    Fax: 212-808-4155

If to the TIC Stockholders:         To the Addresses listed in Exhibit A

         9.5 Entire Agreement. This Plan, together with the exhibits and schedules attached hereto, constitutes the entire agreement between the parties and supersedes and cancels any other agreement, representation, or communication, whether oral or written, between the parties hereto relating to the transactions contemplated herein or the subject matter hereof.

         9.6 Headings. The section and subsection headings in this Plan are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Plan.

         9.7 Governing Law. This Plan shall be governed by and construed and enforced in accordance with the laws of the State of New York, except to the extent preempted by federal law, in which event (and to that extent only), federal law shall govern. Any proceedings, claims or actions of any kind hereunder shall be brought in the courts located in the County of New York in the State of New York.

         9.8 Assignment. This Plan shall inure to the benefit of, and be binding upon, the parties hereto and their successors and assigns; provided however, that any assignment by any party of its rights under this Plan without the prior written consent of the other parties shall be void.

         9.9 Counterparts. This Plan may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                            [signature page follows]

         IN WITNESS WHEREOF, the parties have executed this Agreement and Plan of Reorganization effective the day and year first above written.

                                        Compuprint Inc.

                                        By:      /s/ David R. Allison
                                           -------------------------------------
                                        Name:  David R. Allison
                                        Title:  President


                                        CPPT STOCKHOLDERS


                                        /s/ David R. Allison
                                        -----------------------------------
                                        ___________, CPPT Stockholder


                                        ___________, CPPT Stockholder

                                        ------------------------
                                        ___________, CPPT Stockholder

                                        ------------------------
                                        ___________, CPPT Stockholder


                                        TERRA INSIGHT CORPORATION

                                        By:      /s/ Roman Rozenberg
                                           -----------------------------------
                                        Name:  Roman Rozenberg
                                        Title:  Chief Executive Officer


                                        TIC STOCKHOLDERS


                                        /s/ Ivan Railyan
                                        -----------------------------------
                                        Ivan Railyan

                                        /s/ Roman Rozenberg
                                        -----------------------------------
                                        Roman Rozenberg

                                        /s/ Dan Brecher
                                        -----------------------------------
                                        Dan Brecher

                                    EXHIBIT A

                                                                       Number of Shares of
                                            Number of Shares           CPPT
                                            Owned of                   to be
Name and Address                            TIC                        Received in Exchange
Ivan Railyan                                8,500,000                  29,775,483
c/o Law Offices of Dan Brecher
99 Park Avenue, 16th Floor
New York, New York 10016

Roman Rozenberg                             1,000,000                   3,502,998
c/o Law Offices of Dan Brecher
99 Park Avenue,16th Floor
New York, New York 10016

Dan Brecher                                   500,000                   1,751,499
c/o Law Offices of Dan Brecher
99 Park Avenue, 16th Floor
New York, New York 10016
Tel:  212-286-0747
Fax: 212-808-4155

                                    EXHIBIT B


          CERTIFICATE OF OFFICER AND PRINCIPAL STOCKHOLDERS PURSUANT TO
                      AGREEMENT AND PLAN OF REORGANIZATION

         The undersigned, the President of Compuprint Inc., a North Carolina corporation ("CPPT"), and __________________ , the principal stockholders of CPPT, represent and warrant the following as required by the Agreement and Plan of Reorganization by and between Compuprint Inc., CPPT Stockholders, Terra Insight Corporation, and TIC Stockholders (the "Plan") to TIC and the TIC Stockholders, to-wit:

                  1. That the undersigned, ___________, is the President of CPPT and has been authorized and empowered by its Board of Directors to execute and deliver this Certificate to TIC and the TIC Stockholders;

                  2. Based upon the personal knowledge, information and belief of the undersigned and opinions of counsel for CPPT regarding the Plan:

                           (i) All representations and warranties of CPPT
                  contained within the Plan are true and correct;

                           (ii) CPPT has complied with all terms and provisions
                  required of it pursuant to the Plan; and

                           (iii) There have been no material adverse changes in
                  the financial position of CPPT as set forth in its financial statements for the periods ended December 31, 2002, December 31, 2003 and December 31, 2004, as referenced in Section 3.3 to the Plan.

         Definitions of capitalized terms used herein and not otherwise defined are as set forth in the Plan.

                                        Compuprint Inc.

                                        By:      /s David R. Allison
                                           --------------------------------
                                        Name:  David R. Allison
                                        Title:  President

                                        CPPT STOCKHOLDERS

                                        /s/ David R. Allison
                                        -----------------------------------
                                        Name:


                                        -----------------------------------
                                        Name:

                                    EXHIBIT C

                       CERTIFICATE OF OFFICER PURSUANT TO
                      AGREEMENT AND PLAN OF REORGANIZATION


         The undersigned, the Chief Executive Officer of Terra Insight Corporation, a Delaware corporation ("TIC"), represents and warrants the following as required by the Agreement and Plan of Reorganization by and between Compuprint Inc., CPPT Stockholders, Terra Insight Corporation, and TIC Stockholders (the "Plan"), to-wit:

                  1. That he is the Chief Executive Officer of TIC and has been authorized and empowered by its Board of Directors to execute and deliver this Certificate to CPPT;

                  2. Based on his personal knowledge, information, belief:

                           (i) All representations and warranties of TIC
                  contained within the Plan are true and correct;

                           (ii) TIC has complied with all terms and provisions
                  required of it pursuant to the Plan; and

                           (iii) There have been no material adverse changes in
                  the financial position of TIC as set forth in its financial statements for the period ended March 31, 2005, except as set forth in the Plan.

         Definitions of capitalized terms used herein and not otherwise defined are as set forth in the Plan.

                                        TERRA INSIGHT CORPORATION

                                        By:      /s/ Roman Rozenberg
                                           -------------------------------------
                                        Name:  Roman Rozenberg
                                        Title:  Chief Executive Officer

                                    EXHIBIT D

                    Liabilities; Interim Changes; Litigation

[blank]